Exhibit 99.1

Washington Federal, Inc.
Company-Run Capital Stress Test Results Disclosure

Capital Stress Testing Results Covering the Time Period October 1, 2014 through December 31, 2016 under a Hypothetical Severely Adverse Economic Scenario.

June 19, 2015

The results presented herein contain projected financial measures for Washington Federal, Inc. under a hypothetical severely adverse scenario provided to the company by the Federal Reserve. The results do not represent a forecast of future financial performance and do not necessarily reflect the actions the company would take during adverse economic conditions. Future financial performance will be determined by actual economic and financial conditions.
About Washington Federal
Washington Federal, Inc. (the “Company”) is a bank holding company headquartered in Seattle, Washington that conducts its operations through a national bank subsidiary, Washington Federal, National Association (the “Bank”). Established in Ballard, Washington in 1917, the Bank has $15 billion in assets with 247 branches located in 8 states. The Bank is principally engaged in the business of attracting deposits from the general public and investing these funds, together with borrowings and other funding sources, in one-to-four family residential real estate loans, commercial real estate loans and business loans.
Strong capital ratios have been a defining characteristic of the Company throughout its history. Total risk based capital ratios have been among the strongest of its peers and were 24% as of the analysis date of September 30, 2014. Since 1997, the only time that the Company’s total risk based ratios were below 19% was from March 2008 through June 2009 to support acquisitions that increased assets while capital levels remained steady. The lowest point of 16% was still significantly above “well capitalized” levels. The capital was built up again through earnings to reach the more typical and higher than required historical levels to 1) support organic growth and acquisitions, 2) provide a cushion for unexpected credit losses, and 3) provide protection for the negative impact of rising interest rates.
Primary Risks to Which We are Exposed
The Company regularly assesses its risk in the following categories to set the stage for balancing expected rewards against related risks in achieving its strategy.

1.
Strategic risk. The risk to current or anticipated earnings, capital, or enterprise value arising from adverse business decisions, poor implementation of business decisions, or lack of responsiveness to changes in the banking industry and/or its operating environment.

2.
Credit risk. The risk of potential loss due to a borrower’s or counterparty’s inability to meet its financial obligations arising from the Bank’s lending and investment activities. Credit risk management involves appropriate underwriting standards, process controls, portfolio monitoring and servicing.

3.
Interest rate risk. The risk from mismatches in maturity or repricing terms of assets and liabilities, varied pricing indexes, and prepayments or other options embedded in the Bank’s products. The Bank’s loan and mortgage backed securities portfolios are the major source of interest rate risk as they consist primarily of fixed rate loans with longer terms than the Bank’s customer deposit funding sources.

As a result, the net interest margin may compress during periods of rising short term rates or a flattening yield curve. However, management has historically maintained net interest income by originating more fixed rate mortgage loans when interest rates are higher, and slowing originations when rates are lower.

4.	Price risk. The risk that results from unexpected changes in the valuations of investments or real estate that are available for sale.

5.
Liquidity risk. The risk of insufficient funds to fund expected increases in assets and to meet obligations as they come due in a cost-effective manner. Customer deposits generated from within the Bank’s operations are the primary source of liquidity. Other sources of liquidity include net cash flows from loans and investments, and FHLB borrowings.

6.
Operational risk. The risk from business process failures or inefficiencies, fraud and inadequate physical security, or adverse external events that may lead to operational losses. For example, loan and deposit operations may experience higher fraud losses due to adverse economic conditions.

7.
Compliance risk. The risk to earnings, capital, reputation, or market viability as a result of changes to, violations of, or noncompliance with government regulations or company policies related to consumer protection. This risk may take the form of changes in law or regulation, administrative actions by regulators, punitive damages, criminal or civil money penalties, or additional costs of compliance.

8.
Legal risk. The risk (i) of failure to comply with laws that could lead to judgments, litigation, legal costs, fines or other stipulations; (ii) that loan and other transaction documentation, vendor management, and contract administration will result in undesirable allocations of rights and obligations; and (iii) of changes in laws that may negatively impact business activities, earnings and capital.

9.
Reputation risk. The risk from adverse publicity or unexpected financial losses that may make cash flows and stock price volatile and harm the Company’s reputation with customers, employees, and investors. This risk may expose the organization to litigation or financial loss, or impair its competitiveness.

Stress Test Overview
The Company, along with other mid-sized banks, has conducted stress tests to quantify the impact of changing economic conditions on asset quality, net income, and capital. These stress tests are used to determine whether capital is sufficient to absorb losses that could result from adverse economic conditions. Performing stress tests also assists management in thinking critically about the external environment by focusing on changing markets, discussing future trends, and enabling management to form contingency plans in the event of downside scenarios.

The Dodd-Frank Wall Street Financial Reform and Consumer Protection Act (“Dodd-Frank Act”) mandated that annual stress tests would be conducted by banks with assets over $10 billion each year. Subsequently, the Federal Reserve Bank (the “FRB”) and the Office of the Comptroller of the Currency passed regulations for banks between $10 and $50 billion in assets to conduct annual stress tests. Consistent with these regulations, the Company has published this disclosure. An electronic copy of this disclosure can be found on the Company’s website by following the link to Investor Relations (https://washingtonfederal.com/About-Us/Investor-Relations.aspx).
It is important to note that these Dodd-Frank Act Stress Tests (“DFAST”) performed by banks with assets of $10-50 billion differ from the stress tests performed by the largest banks (over $50 billion.) As such, the results are not comparable. Additionally, the results of DFAST banks can differ based on management assumptions and the methodologies used to produce the results.
Severely Adverse Scenario
The FRB provided three macroeconomic scenarios for use in the September 30, 2014 stress tests analysis: Baseline, Adverse, and Severely Adverse. The scenarios include macroeconomic factors that drive credit losses, loan originations, prepayments, and asset yields over the period October 1, 2014 through December 31, 2016 (the “9 Quarter Timeframe”). The adverse scenarios introduce hypothetical stress conditions intended to test the safety and soundness of institutions as well as management’s capital planning processes.
The severely adverse scenario for the United States is characterized by a deep and prolonged recession in which the unemployment rate rises to 10 percent. By the end of 2015, the level of real Gross Domestic Product has fallen by approximately 4.5% and then begins to recover. Despite this decline in real activity, higher oil prices cause the annualized rate of change in the Consumer Price Index to reach 4.25% by December 31, 2014 before subsequently falling to 1.90% by the end of 2016. In response to this economic contraction, treasury yields on all tenures are significantly lower than at September 30, 2014. The 3-month treasury remains at 0.10% and the 10-year treasury falls to 0.90% on December 31, 2014 before rising to 1.90% by the end of 2016. The 30-year mortgage rate increases to 5.00% at the end of 2015 before declining to 4.70% at the end of 2016. Consistent with these developments, asset prices contract sharply.
Methodologies
Using the Bank’s historical data and macroeconomic factors, models were developed using regression analysis and similar techniques to project credit losses, loan originations, deposit volumes, and non-interest income and expense levels. Management reviewed these results and made modifications as it deemed appropriate.

Credit losses are a key factor that changes based on varied scenarios. Using the macroeconomic data provided by the FRB and historical Bank data, credit models were built using regression analysis to predict the probability of default, the loss given default, and the delinquency rate. Separate credit models are developed for each loan type.
Management also used regression analysis to estimate the historical relationship between macroeconomic data and loan originations for the different loan types that compose the Bank’s portfolio. Loan originations in the stress test scenarios were projected based on these relationships. The housing price index, real GDP, and unemployment rates were the key drivers of change in loan originations. The combination of loan originations, prepayments and defaults drive the level of loan balances. The level of interest rates is a key driver of loan prepayments.
The method used to project deposit volumes was an estimate of the level of national deposits in response to macroeconomic conditions, followed by an application of the Bank’s share of these national deposits by branch. These results were then multiplied by the projected number of branches. This analysis was performed for each deposit type in the Bank’s portfolio.
Loan late charges were estimated as a percent of loans using a regression analysis that is tied to unemployment rates. Other loan fees were estimated using regression analysis tied to total loans. Deposit fees were estimated using a regression analysis tied to total checking account balances. Other non-interest income and expense projections were based on assumptions provided by management. Operational losses that have higher probabilities in the severely adverse scenario were also considered.
Summary Results for the Severely Adverse Scenario for the Company
The results shown below are based on the severely adverse scenario and are cumulative for the 9 Quarter Timeframe.

Table 1. Cumulative Revenue, Losses, and Net Income
Washington Federal, Inc.
Aggregate
($ Millions)	9 Quarters
Pre-Provision Net Revenue	$374.0
Total Loan Losses	137.2
Provision to Loan and Lease Losses	177.6
Net Income After Taxes	121.3

Pre-provision net revenue of $374 million during the period would be lower than historical levels due to declining earning assets and a lower net interest margin. Earning assets decline primarily due to ongoing single family mortgage loan prepayments as a result of the low interest rate environment. Additionally, loan balances would decline further as overall loan originations would be lower due to weak economic conditions and due to defaulted loans. As a result, total assets are projected to decline in the severely adverse scenario. The balance sheet is projected to decline to $13 billion at the end of the 9 quarters from $15 billion at September 30, 2014.
Total credit costs would be expected to rise due to the weak economic conditions. The following table indicates the cumulative loan losses during the hypothetical severely adverse scenario.

Table 2. Cumulative Credit Losses for Loan Portfolio
Washington Federal, Inc.
($ Millions)	$	%
Total Loan Losses	$137.2	0.7%
Single Family	50.5	0.5%
Construction Speculative	20.3	9.6%
Construction Custom	3.5	0.5%
Land Acquisition Develop	15.9	15.5%
Land Consumer Lot	3.3	1.6%
Multi Family	7.2	0.4%
Commercial Real Estate	22.0	1.4%
Commercial and Industrial	3.6	0.4%
HELOC	2.0	0.5%
Consumer	8.9	4.2%
*Based on the average quarterly charge-off rate

Total loan losses for the period are projected to be $137 million. Additionally, projected increases of $41 million to the allowance for loan losses are assumed in response to the weak economic conditions. As a result, the total provision for loan and lease losses would be $178 million.
Net income after taxes is projected to be $121 million for the 9 Quarter Timeframe. This is significantly lower than the $154 million that the Company earned in fiscal 2014 alone.
In accordance with regulatory guidelines, a common approach was adopted with regard to capital actions in the DFAST scenarios. Dividends were held constant and equal to the average dollar amount of quarterly dividends paid in the prior four quarters, and it was assumed that no share repurchases would be made. For the last 6 quarters of the severely adverse scenario, net income falls short of the dividend payout and retained earnings is reduced. However, the capital ratios improve as a result of the projected decline in total assets and a higher proportion of assets in lower risk-weighted investments.
The following table shows the beginning, ending and minimum capital ratios projected during the scenario.

Table 3. Capital Ratios: Beginning, End, and Low Values
Washington Federal, Inc.
Projected Stressed Capital Ratios	Actual	Stressed Capital Ratios[2]		Regulatory
	As of 9/30/14	As of 12/31/16	Lowest Level	Capitalized Minimums
Common equity tier 1 risk-based capital ratio[1]	22.7%	28.5%	22.7%	6.5%
Tier 1 risk-based capital ratio	22.7%	28.5%	22.7%	8.0%
Tier 1 leverage ratio	11.4%	13.0%	11.4%	5.0%
Total risk-based capital ratio	24.0%	29.7%	24.0%	10.0%
[1]Common equity tier 1 (CET1) capital ratio for 9/30/2014 was estimated using Basel 1 criteria. Washington Federal was not subject to the CET1 risk-based capital ratio until after 1/1/2015.
[2]Lowest capital levels reflect the period 9/30/2014 to 12/31/2016. Capital ratios for 2015 and 2016 are based on the Basel III regulatory framework.

The key drivers of the projected changes in capital ratios during the scenario are indicated below.

Table 4. Sources and Uses of Capital
Washington Federal, Inc.
($ Millions)	$	%
Tier 1 Common Equity (9/30/2014)	$1,648.2	22.7%
Pre Provision Net Revenue	374.0	5.2%
Net Charge Offs	(137.2)	(1.9)%
Change in ALLL	(40.4)	(0.6)%
Taxes	(75.1)	(1.0)%
Change in Unrealized Losses	(7.0)	(0.1)%
Dividends	(109.2)	(1.5)%
Other Equity	20.7	0.1%
Impact of Risk Weighted Assets	—	5.6%
Tier 1 Common Equity as of 12/31/2016	$1,674.0	28.5%
Summary Results for the Severely Adverse Scenario for the Bank
The projected results for the Bank for the cumulative 9 Quarter Timeframe during the hypothetical severe adverse scenario were similar to the results for the Company. These results are indicated below.

Table 5. Cumulative Revenue, Losses, and Net Income
Washington Federal, N.A.
Aggregate
($ Millions)	9 Quarters
Pre-Provision Net Revenue	$374.5
Total Loan Losses	137.2
Provision to Loan and Lease Losses	177.6
Net Income After Taxes	120.2
The table below represents the beginning, ending and minimum capital ratios during the 9 Quarter Timeframe.

Table 6. Capital Ratios: Beginning, End, and Low Values
Washington Federal, N.A.
Projected Stressed Capital Ratios	Actual	Stressed Capital Ratios[2]		Regulatory
	As of 9/30/14	As of 12/31/16	Lowest Level	Capitalized Minimums
Common equity tier 1 risk-based capital ratio[1]	22.9%	28.6%	22.9%	6.5%
Tier 1 risk-based capital ratio	22.9%	28.6%	22.9%	8.0%
Tier 1 leverage ratio	11.5%	13.1%	11.5%	5.0%
Total risk-based capital ratio	24.1%	29.9%	24.1%	10.0%
[1]Common equity tier 1 (CET1) capital ratio for 9/30/2014 was estimated using Basel 1 criteria. Washington Federal was not subject to the CET1 risk-based capital ratio until after 1/1/2015.
[2]Lowest capital levels reflect the period 9/30/2014 to 12/31/2016. Capital ratios for 2015 and 2016 are based on the Basel III regulatory framework.

The key drivers of the projected changes in capital ratios during the scenario are indicated below.

Table 7. Sources and Uses of Capital
Washington Federal, N.A.
($ Millions)	$	%
Tier 1 Common Equity (9/30/2014)	$1,658.7	22.9%
Pre Provision Net Revenue	374.5	5.2%
Net Charge Offs	(137.2)	(1.9)%
Change in ALLL	(40.4)	(0.6)%
Taxes	(75.1)	(1.0)%
Change in Unrealized Losses	(7.0)	(0.1)%
Dividends	(109.2)	(1.5)%
Other Equity	20.2	0.3%
Impact of Risk Weighted Assets	—	5.4%
Tier 1 Common Equity as of 12/31/2016	$1,684.5	28.6%
Conclusion
Throughout the severely adverse scenario, capital ratios for the Company and the Bank remain well above regulatory minimums. It is noted that the Bank’s capital ratios as of September 30, 2014 are among the strongest of its bank peers.

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
206-777-8246